Exhibit 5.1

ATTORNEYS

Celebrating our 75th Anniversary

Founded in 1931

September 20, 2006

Lightspace Corp.

529 Main Street, Suite 330
Boston, Massachusetts 02129

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission by Lightspace Corp., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), covering an underwritten public offering of (a) up to 600,000 Units, with each Unit consisting of (i) eight shares of common stock of the Company (the “Common Stock”), (ii) eight warrants to purchase one share of common stock at $1.00 per share (the “$1.00 Unit Warrants”), (iii) two warrants to purchase one share of common stock at $1.25 per share (the “$1.25 Unit Warrants”) and (iv) two warrants to purchase one share of common stock at $1.63 per share (the “$1.63 Unit Warrants”, and collectively with the $1.00 Unit Warrants and the $1.25 Unit Warrants, the “Unit Warrants”), (b) all shares of Common Stock and all Unit Warrants issued as part of the Units and (c) all shares of Common Stock issuable upon exercise of the Unit Warrants included in the Units.

We are familiar with (i) the proceedings of the Company relating to the authorization of the Units and the securities comprising the Units and (ii) the form of Underwriting Agreement to be entered into by the Company and Griffin Securities, Inc., filed as an exhibit to the Registration Statement. In addition, we have made such further examination of law and fact as we have deemed appropriate in connection with the opinion hereinafter set forth.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that:

488 Madison Avenue • New York, N.Y. 10022 • Phone (212) 736-1000 • (212) 478-7200

Fax (212) 478-7400 • Email: thefirm@hahnhessen.com

1.                                       The Units, and Common Stock and Unit Warrants included in the Units, when issued and sold pursuant to the Underwriting Agreement in accordance with and in the manner described in the Underwriting section of the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

2.                                       The Unit Warrants included in the Units, when issued and sold in accordance with and in the manner described in the Underwriting section of the Registration Statement, will be valid and binding obligations of the Company.

3.                                       The shares of Common Stock issuable upon exercise of the Unit Warrants, when duly issued, delivered, sold and paid for upon exercise of such Unit Warrants, as contemplated by the Warrant Agreement under which the Unit Warrants are to be issued as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations in connection therewith, and as to the Unit Warrants constituting valid and binding obligations of the Company, solely with respect to the laws of the State of New York.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); (b) no opinion is expressed herein as to compliance with any federal or state consumer protection or antitrust laws, rules, or regulations, or any municipal or local laws and ordinances; (c) no opinion is expressed herein as to the enforceability of the indemnification provisions contained in any agreement, to the extent such provisions may be unenforceable under federal or state securities laws; (d) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws; (e) no opinion is expressed herein as to federal and state laws, regulations and policies concerning (i) a national or local emergency, (ii) possible judicial deference to acts of sovereign states, (iii) civil and criminal forfeiture laws, (iv) conscionability or other provisions that might violate public policy or (v) usury; and (f) no opinion is expressed herein as to (i) survivability or severability provisions, (ii) any provision purporting to make oral modifications unenforceable or which limits the applicability of the doctrine of promissory estoppel, (iii) choice of law or venue provisions, (iv) any provision that prohibits assignment by operation of law or in any other respect that may be deemed unreasonable under the circumstances, or (v) any arbitration provisions.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Hahn & Hessen LLP

Hahn & Hessen LLP